Henry J. Abbott Named CEO and President of Commonwealth’s Broker/Dealer Arm Commonwealth Capital Securities Corp.
CLEARWATER, Fla., Aug. 24, 2016 (GLOBE NEWSWIRE) -- Commonwealth Capital Corp. announced today that Henry Abbott, currently President and Portfolio Director of Commonwealth has been appointed Chief Executive Officer and President of Commonwealth Capital Securities Corp. Henry Abbott has been with Commonwealth for 18 years and serves as President of Commonwealth and Commonwealth Income & Growth Fund, Inc., and as a Director of Commonwealth and its affiliates. Mr. Abbott is a registered principal of the Commonwealth Capital Securities Corp. and has been elected Chairman of the Board of Commonwealth Capital Securities Corp. During his tenure with Commonwealth, Mr. Abbott has worked diligently to build relationships with the broker/dealer community, attending and speaking at broker conferences/industry conferences and Commonwealth Due Diligence conferences. He is recognized as very knowledgeable in the equipment leasing and securities industry. Mr. Abbott has been a control person of Commonwealth Capital Securities for six years.
Prior to Commonwealth, Mr. Abbott was active in the commercial lending industry, working primarily on asset-backed transactions for more than 30 years. Mr. Abbott graduated from St. John’s University. He was a founding partner of Westwood Capital LLC in New York, a Senior Vice President for IBJ Schroeder Leasing Corporation and managed a group specializing in the provision of operating lease finance programs in the high technology sector. Mr. Abbott brings extensive knowledge and experience in leasing and a history of managing over $1.5 billion of secured transactions. He is a member of the Equipment Leasing and Finance Association, and the Investment Program Association. Mr. Abbott holds his FINRA Series 7, 24 and 63 licenses.
Kimberly Springsteen-Abbott, CEO of Commonwealth Capital Securities Corp. has resigned her positions as CEO, Chief Compliance Officer and President of Commonwealth Capital Securities Corp., but will retain her positions as Chairman, Owner & CEO of Commonwealth Capital Corp.
James Pruett, currently Senior Vice President of Compliance has been promoted to Senior Vice President, Chief Compliance Officer for Commonwealth Capital Securities Corp. James Pruett is responsible for management of regulatory policies and procedures, assisting in compliance internal audit, associate regulatory filings. Mr. Pruett assists in the management of shareholder records and updates and is Secretary to the Board of Directors for Commonwealth Capital Corp. Additionally, Mr. Pruett has been elected as a Director of the Board of Commonwealth Capital Securities Corp. Mr. Pruett holds his FINRA Series 39, 22 and 63 licenses.
Lynn Whatley, currently Executive Vice President, Chief Operations Office and Sr. Controller of Commonwealth and its affiliates, has also been elected as a Director of the Board of Commonwealth Capital Securities Corp. Mrs. Whatley currently holds her FINRA Series 39, 22 and 63 licenses.
Founded in 1978, Commonwealth Capital Corp. has negotiated, priced, and structured more than $1.5 billion of equipment leases to companies nationwide. The company focuses on equipment that represents a niche market which Commonwealth has been operating since inception. Commonwealth’s policy of short-term leases often end with renewal or outright purchase by the lessees of the equipment. From its headquarters in Florida, Commonwealth has grown steadily over the years, with a focus on lessee credit and investor service. To date, Commonwealth has offered 30 investment programs to thousands of investors. The Women’s Business Enterprise National Council (WBENC) has certified Commonwealth as a woman-owned business.
Commonwealth’s management team consists of men and women with backgrounds in many facets of the leasing and securities industries including acquisitions, finance, portfolio management, residual value forecasting, asset remarketing, due diligence and compliance. This team, possessing a combined 100+ years of experience, manages the entire lease acquisition, operation and liquidation process.
Contact:
Jill Swartz
Spotlight Marketing Communications
949.427.5172, ext. 701 – direct
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